(i)(7)

September 20, 2023

Matthews International Funds

d/b/a Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:

Matthews International Funds – Matthews Emerging Markets Sustainable Future Active ETF, Matthews Pacific Tiger Active ETF, Matthews India Active ETF, Matthews Japan Active ETF and Matthews Asia Dividend Active ETF

Ladies and Gentlemen:

We have acted as legal counsel to Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment, and the registration under the Securities Act of 1933, as amended (the “Securities Act”), of five new series of shares of the Trust, the Matthews Emerging Markets Sustainable Future Active ETF, Matthews Pacific Tiger Active ETF, Matthews India Active ETF, Matthews Japan Active ETF and Matthews Asia Dividend Active ETF (each, a “Fund” and collectively, the “Funds”), pursuant to Post-Effective Amendment No. 107 to the Trust’s Registration Statement, expected to be filed on Form N-1A with the Securities and Exchange Commission on or about September 20, 2023 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates, trust records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)

the Trust’s Trust Instrument dated April 8, 1994 and the By-laws of the Trust, each as presently in effect as certified by the Secretary of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)

a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of September 19, 2023 (the “Good Standing Certificate”);

(iv)

resolutions adopted by the Trust’s Board of Trustees at meetings held on July 6, 2023 and August 23-24, 2023 authorizing the establishment and organization of the Funds and the registration of all of the shares of the Funds (the “Shares”) under the Securities Act, certified by the Secretary of the Trust; and

(v)	a secretary’s certificate, dated as of the date hereof, of the Secretary of the Trust.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments, records, certificates and all other documents by all parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such agreements, instruments and other documents have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; (viii) that the officers and trustees of the Trust have properly exercised their fiduciary duties; and (ix) that any purchasers of Shares of the applicable Fund satisfy all regulatory and legal requirements applicable to them. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Trust and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the applicable Fund’s Prospectus included in the Post-Effective Amendment and in accordance with the Charter Documents; (ii) all consideration for the Shares will be actually received by the applicable Fund; and (iii) all applicable securities laws will be complied with, we are of the following opinion:

The Shares are duly authorized, and upon issuance and delivery of the Shares and receipt by the applicable Fund of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A.    We express no opinion with respect to any of the following: (i) anti-fraud laws; (ii) federal or state securities laws; (iii) tax laws; (iv) pension or employee benefit laws; (v) antitrust, trade regulation or unfair competition laws; (vi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions, or any foreign law, rule or regulation; (vii) environmental laws; (viii) laws relating to proprietary information or intellectual property; (ix) labor or employment laws; (x) bankruptcy, insolvency, fraudulent transfer or similar laws affecting creditors’ rights generally; (xi) usury laws; (xii) margin regulations; or (xiii) the rules and regulations of Financial Industry Regulatory Authority Inc. or any stock exchange or stock market. The laws described in this paragraph A are referred to herein from time to time as the “Excluded Laws”.

B.    Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of the Delaware Statutory Trust Act (based solely upon our review of a standard compilation thereof and without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof), and (ii) the federal laws of the United States.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person or entity without our express prior written consent, which may be granted or withheld in our sole discretion; except that you may furnish a copy of this opinion letter for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares.

This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

3